Exhibit 10.12


                                                      SILGAN HOLDINGS INC.


Anthony J. Allott                                     4 Landmark Square
Executive Vice President and                          Suite 400
Chief Financial Officer                               Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax: (203) 975-7902
                                                      email: tallott@silgan.com
June 30, 2004


Mr. Robert B. Lewis
55 Tanners Drive
Wilton, CT

Dear Bob:

     We are very pleased to make the following offer to you to join Silgan Holdings Inc. Beginning on your start date, you will be employed on a full-time at will basis by Silgan Holdings Inc., serving as its Executive Vice President and Chief Financial Officer. Additionally, you will serve as an officer of various subsidiaries of Silgan Holdings Inc. You will report to the President of Silgan Holdings Inc. Your employment start date will be mutually determined, but will be no later than August 16, 2004.

     While you are employed by Silgan Holdings Inc., as compensation for your services, Silgan Holdings Inc. will pay you a salary, which for 2004 shall be at an annual rate of $400,000. Your salary shall be payable to you in accordance with the prevailing payroll practices (including the withholding of taxes) of Silgan Holdings Inc. Your salary shall be subject to increase at the discretion of the Compensation Committee of the Board of Directors of Silgan Holdings Inc.

     While you are employed by Silgan Holdings Inc., you shall also be eligible to receive an annual bonus for each year (pro rated for 2004), payable in the following year in accordance with Silgan Holdings Inc.'s practices (including the withholding of taxes), in an amount up to a maximum of thirty percent (30%) of your annual salary for that year. Your bonus for any year shall be payable to you on the same basis that annual bonuses are payable to the Co-Chief Executive Officers and President of Silgan Holdings Inc. for such year under and based on the Silgan Holdings Inc. Senior Executive Performance Plan. For 2004, bonuses in an amount equal to the applicable maximum amount are payable to the Co-Chief Executive Officers and President of Silgan Holdings Inc. under and based on such plan if Silgan Holdings Inc. achieves EBITDA (as defined in such plan) of at least the amount of EBITDA of Silgan Holdings Inc. for 2003.

     During your  employment  with Silgan Holdings Inc., you will be entitled to
(i) receive health and welfare benefits that are made available generally to employees of Silgan Holdings Inc., with the full cost for such benefits to be borne by you, and (ii) to participate in the 401(K) savings plan and supplemental savings plan that other employees of Silgan Holdings Inc. participate in, subject to the rules and policies thereof, except that you will not be entitled to any matching contributions in respect of your contributions to such 401(K) savings plan or

Mr. Robert B. Lewis                      -2-                       June 30, 2004


supplemental savings plan. The health and welfare benefits that are made available generally to employees of Silgan Holdings Inc. currently consist of a comprehensive medical plan, a long-term disability plan and a supplemental life plan, under all of which you would be covered on the first month after 90 days of full-time employment.

     Pursuant to the Silgan Holdings Inc. 2004 Stock Incentive Plan, on your start date you will be granted (i) 25,000 restricted stock units, representing an equivalent number of shares of common stock of Silgan Holdings Inc., and (ii) non-qualified options to purchase 20,000 shares of common stock of Silgan Holdings Inc. The restricted stock units will vest ratably over a five-year period beginning one year after your start date. The exercise price for the options will be the average of the high and low sales prices of the common stock of Silgan Holdings Inc. on your start date, as reported by the Nasdaq National Market System. Subject to the terms of the Stock Incentive Plan, the options will vest ratably over a five-year period beginning one year after your start date and will have a term of seven years.

     You will be entitled to three weeks paid vacation in 2004 (prorated for 2004 based on your start date). Thereafter, you will be entitled to paid vacation annually in accordance with the policies of Silgan Holdings Inc.

     Other than as set forth above, you shall not be entitled to participate in any other benefit plans of, or receive any other benefits from, Silgan Holdings Inc. or any of its subsidiaries, including, without limitation, under any pension plan, except that you shall be entitled to also participate in and receive benefits under any stock option, restricted stock or other stock based compensation plan in which other officers of Silgan Holdings Inc. participate.

     In the event that your employment with Silgan Holdings Inc. is terminated without cause by Silgan Holdings Inc., you will be entitled to receive a lump sum severance payment in an amount equal to the sum of (i) your annual salary at such time plus (ii) your annual bonus, calculated at thirty percent (30%) of your annual salary at such time.

     Please understand that this letter constitutes only an offer of employment and is contingent upon satisfactory results of a pre-placement physical, including a drug screen, to be completed prior to your start date with a physician of our choice and at the expense of Silgan Holdings Inc., and upon approval by the Board of Directors of Silgan Holdings Inc. and its Compensation Committee.

     We very much look forward to you joining us at Silgan Holdings Inc.

Sincerely,


/s/ Anthony J. Allott
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Anthony J. Allott